Exhibit 14.2

DIRECTV (the “Company)
Code of Ethics and Business Conduct

As Adopted as of November 19, 2009

I.              INTRODUCTION

This Code of Ethics and Business Conduct (“Code”) has been adopted by the Board of Directors of DIRECTV (the “Company”) and is designed to promote honest, ethical and lawful conduct. It shall apply to the Company, its direct and indirect subsidiaries and divisions and the directors, officers and employees of each. Accordingly, references in this Code to the Company shall include its direct or indirect subsidiaries and divisions. This Code is not intended to be all encompassing. Situations may arise that are not expressly covered or where the proper course of action is unclear. Employees should consult with their supervisors if any questions as to interpretation of this Code arise. Any employee may bring problems to the attention of higher management for review. The Company’s attorneys are also available to assist in resolving such matters.

The Company may modify or supplement this Code from time to time, as it deems appropriate. Accordingly, all employees must review this Code at least once every year. Additionally, some Company subsidiaries or divisions may adopt more restrictive or supplemental rules governing certain matters. Employees of these subsidiaries or divisions have the obligation to become familiar with and observe any such rules as well.

Application of this Code to directors and executive officers of the Company may only be waived by the Board of Directors of the Company or a committee of the Board. The Company must disclose promptly any waivers of these standards.

Any employee of the Company having information or knowledge regarding a violation, or potential violation, of this Code shall immediately report the same either to such person’s supervisor or through the Company’s Helpline (800-385-9470) or in the case of DIRECTV Latin America, its Ethics Helpline (800-233-5030). Retaliation or reprisal of any kind against an employee who reports a violation (or, in good faith, potential violation) of this Code is strictly prohibited.

The Company may regard any employee’s acts in violation of this Code to be outside the course and scope of that employee’s employment. Any employee who is found to have violated this Code may be subject to immediate disciplinary action, including reassignment, demotion or, when appropriate, dismissal. Legal proceedings may also be commenced against such individual to recover the amount of any improper expenditures, any other losses which the Company may have incurred or other appropriate relief. Violators may also be prosecuted by public officials under applicable criminal statutes.

In general, this Code requires that employees must:

•      Conduct all dealings with customers, contractors or subcontractors, suppliers, and competitors with honesty and fairness, exercising good judgment and high ethical standards in business or personal interactions that may reflect upon the Company in any way.

•      Avoid conflicts of interest between personal and professional relationships, including, but not limited to, any investment, interest or association that interferes, or potentially could interfere, with independent exercise of judgment in the best interest of the Company.

•      Never improperly use the assets, information or relationships of the Company or any affiliate of the Company for personal gain.

•      Know, understand and comply with all applicable U.S. and non-U.S. laws, regulations, rules, and policies governing the conduct of the Company’s business, both domestic and foreign, including trade, import and export activities (e.g., the Foreign Corrupt Practices Act and the International Traffic in Arms Regulations), employment issues, marketing activities and insider trading restrictions.

•      Assist the Company in complying with its obligations under the U.S. federal securities laws to provide full, fair, accurate, timely and understandable disclosure in each report or other document filed with or submitted to the Securities and Exchange Commission (“SEC”), and in any other public communication made by or on behalf of the Company or any of its affiliates.

•      Ensure that all transactions are handled honestly, comply with applicable accounting principles and are recorded fully and accurately in the books and records of the Company, as well as on the books and records of any affiliate of the Company.

•      Respect the right of all employees to fair treatment and equal opportunity, free from discrimination, retaliation or harassment of any type.

•      Safeguard information that belongs to the Company. Treat all such information as confidential and do not disclose it outside of the Company except when specifically authorized.

•      Do not improperly solicit, obtain nor disclose any proprietary or other confidential data concerning suppliers, contractors or subcontractors, customers, competitors, employees or directors, nor use any inappropriate means to investigate or obtain data concerning such persons, including, without limitation, pretexting.

•      Avoid any conduct that could potentially obstruct a government proceeding or investigation, including falsifying or failing to maintain or produce records, documents and information.

•      Avoid even the appearance of misconduct or impropriety.

II.            CORPORATE ASSETS AND INFORMATION

A.            Company Funds and Property

Employees of the Company are responsible and accountable for the proper expenditure of funds and use of Company assets under their control, including all funds and assets entrusted to the Company’s custody by customers and others. The Company’s assets are to be used only for proper purposes both during and following employment with the Company. Examples of improper uses include unauthorized taking or use of Company property or other resources, and the disbursement of Company funds, directly or indirectly, for any form of payment that is illegal or otherwise not in accordance with Company policy. Unless authorized by appropriate Company executives, the sale, loan or gift of Company assets to Company employees, customers or suppliers is prohibited.

B.            Corporate Records and Public Disclosure

Data, Records and Reports

All Company data, records and reports must be accurate and truthful and prepared in a proper manner. These include everyday documents such as expense reports and accounting entries, as well as cost estimates, contract proposals and other presentations to management, customers and the public. It is essential that those who rely on these records and reports — managers, creditors, customers, auditors and other decision makers — have truthful and accurate information. The integrity of the Company’s accounting, technical, personnel, financial and other records is based on their validity, accuracy and completeness.

Anyone preparing the type of information described above must be diligent in assuring its integrity and anyone representing or certifying the accuracy of such information should make an inquiry or review adequate to establish a good faith belief in the accuracy of the information. Custodians of the Company’s data, records and reports must be sure that such information is released, whether internally or outside the Company, only if adequately protected and then only for authorized purposes.

The Company and certain of its subsidiaries file periodic reports and other documents with various stock exchanges and regulatory authorities, including the SEC. Employees involved in the preparation and submission of these reports and other public disclosures must ensure that the information presented is full, fair, accurate, timely and understandable.

C.            Confidential and Proprietary Information

The Company’s employees are responsible for protecting the Company’s confidential and proprietary information. No employee shall disclose confidential or proprietary information to a third party without proper authorization or shall improperly use such information for his or her own personal benefit, or in any manner inconsistent with the Company’s interest.

Confidential information includes, without limitation, information or data relating to the Company’s planning, business strategy, projects, existing or potential customers, competitors or suppliers, financial results or operations, or any other information that is not generally known to the public. This prohibition also applies to the confidential information of the Company’s customers, suppliers and other parties with whom the Company does business.

Proprietary information includes, without limitation, information relating to trade secrets, patents, research studies and results, manufacturing techniques and marketing strategies.

It includes records, practices, letters, plans, drawings, software and data stored on electronic or magnetic media. Proprietary information also includes inventions and other information or data employees may create or develop which relate to the Company’s business. Proprietary information is a Company asset. Employees are required to report the creation or development of proprietary information to permit the Company to take the necessary steps to protect its assets. Improper disclosure or use could destroy the value of such information to the Company, substantially weaken the Company’s competitive position and subject it to substantial liability to any third-party licensor of such information.

Access to confidential and proprietary information must be limited to authorized persons with a need to know that particular information. Unauthorized disclosure even to other Company employees, for example, in non-job related discussions, is prohibited. Employees should take care not to: (1) discuss Company matters in public places where discussions can be overheard; (2) read Company documents where others can see them; or (3) discard Company documents where they can be retrieved. Employees should also be aware of the insecure nature of conversations conducted in a car, on an airplane, or by mobile and cellular telephones, and act accordingly.

At the conclusion of employment with the Company, employees are required to return all Company documents, records and other property in their possession, including those that contain confidential or proprietary information. After leaving the Company, former employees have a continuing obligation to safeguard confidential and proprietary information, including keeping it confidential and avoiding its unauthorized use.

D.            Insider Trading

If an employee has material non-public information relating to the Company, he or she may not buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. Information is “material” if it would influence a reasonable person to buy or sell securities. Examples include undisclosed subscriber counts, earnings, sales or profitability data, impending announcements of acquisitions or investments, and significant project or product developments. Information should be considered “non-public” until a reasonable time after it has been disseminated widely to the general public through press releases, news reports, or current, quarterly or annual reports.

The prohibition on insider trading also applies to information relating to any other company, including any customer, competitor or supplier of the Company. These restrictions also apply to an employee’s immediate family members, and any other person with whom the employee may share material, non-public information. An “immediate family member” includes an employee’s spouse, parent, sibling, child, mother or father-in-law, son or daughter-in-law, brother or sister-in-law and anyone sharing your household. Employees are expected to be responsible for the compliance of their immediate family members. Transactions that may appear to be necessary or justifiable for personal, independent reasons (such as the need to raise money for an emergency expenditure) are no exception to the prohibition on insider trading. You should avoid any transaction that could even appear improper.

Any short-term or speculative transaction involving the stock of the Company may also be improper and inappropriate. These transactions may include purchases of securities on margin, short sales or buying or selling of puts or calls with respect to securities of the Company.

Any employee who buys or sells securities of the Company should be aware that if the transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any such transaction, an individual should carefully consider how regulators and others might view the transaction. In the United States, as a general rule, it is considered safe for employees to buy or sell securities of the company that employs them on or after the third business day after the release to the general public of the Company’s quarterly or annual reports. Even then, you should not trade in a security if you have material non-public information at that time. Also, the rules differ from jurisdiction to jurisdiction and are subject to change. Accordingly, any employee in possession of confidential information wishing to trade in Company securities should consult the Company’s General Counsel beforehand.

More detailed information regarding the prohibition on insider trading is contained in the Company’s Insider Trading Policy, which is available to employees on the Company’s Intranet website.

E.             Inquiries from the Media and Public

The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, regulations and rules. Consistent with this commitment and the Company’s policies relating to insider trading and Regulation FD, employees are not authorized to answer questions from the media, analysts, investors or any other members of the public. If you should receive such an inquiry, immediately notify the Investor Relations Department.

F.             Legal Disputes

Employees involved with a Company lawsuit or other legal dispute may not discuss it with outsiders or other Company employees without the prior approval of the Company’s General Counsel. Failure to follow these restrictions could constitute a breach of the attorney-client privilege and result in the loss of the confidential status of the information. Additionally, any employee contacted by any regulatory or law enforcement authority seeking Company information should promptly contact his or her supervisor who shall immediately bring the matter to the attention of the Company’s General Counsel. No employee should respond to any inquiry by any government authority regarding the Company without first consulting with the Company’s General Counsel.

III.           CONFLICTS OF INTEREST

A.            Conflicts of Interest

Although Company employees are generally free to engage in personal financial and business transactions, there are certain limitations. No employee, officer or director or immediate family member should receive improper benefits as a result of his or her position with the Company. All employees have a duty to avoid situations where their loyalties may be divided between the Company’s interests and their own interests. Employees should avoid even the appearance of such a conflict of interest.

While it is impossible to outline every situation that may give rise to a conflict of interest or the appearance of impropriety, the following are some examples:

1.               No employee or immediate family member may have an unauthorized financial interest or stock ownership in, or obligation to, a competitor, customer or supplier of the Company, where the interest or obligation might cause divided loyalty or even the appearance of divided loyalty.

2.               No employee may perform services as an employee, independent contractor, advisor or consultant for any competitor of the Company. No employee may perform such services for a customer or supplier of the Company without the written approval of the Company’s General Counsel.

3.               No employee may serve as a director of any competitor of the Company. No employee may serve as a director of any customer or supplier of the Company without the written approval of the Company’s General Counsel.

4.               No employee may accept a position with another company if doing so would impair the employee’s ability to fulfill his or her obligations to the Company.

5.               No employee may seek or accept elected or appointed public office, unless he or she has received written authorization from the Company’s General Counsel.

6.               No employee may deprive the Company of a business opportunity, or divert a business opportunity to such employee’s own benefit.

Memberships on Outside Boards of Directors

Any employee of the Company seeking permission to serve on an outside board of directors must submit his or her request to the General Counsel of the Company together with a description of the company, and his or her obligations as a board member. The Chief Executive Officer and General Counsel of the Company shall review employee requests for permission to serve on outside boards, on a case-by-case basis. The determination whether to permit such service will be based on several factors, the most important of which will be whether the employee’s service as a director will be beneficial to the employee’s primary obligation to the Company. Other factors to be considered include the nature of the Company’s business, whether it is a publicly traded company with shares traded on the New York Stock Exchange or NASDAQ, and whether the obligations of a board member can be performed without interfering with the individual’s job performance. No requests shall be entertained by the Company unless first approved by the employee’s immediate supervisor. Finally, no requests shall be entertained for participation on boards of competitors of the Company.

B.            Dealing with Government Officials

Employees who have dealings with government officials shall conform to the following standards:

1.               All employees who contact public officials must be familiar with the applicable lobbying laws and public disclosure requirements, particularly those laws or regulations that pertain to registrations or filings that must be made by the Company.

2.               No payment shall be made to, or for the benefit of, any public official in order to induce or entice such official to enact, defeat or violate any law or regulation for the Company’s benefit; to influence any official act; or to obtain any favorable action by a governmental agency or official on behalf of the Company.

3.               Social amenities, entertainment and other courtesies may be extended to government officials or employees only to the extent appropriate and reasonable under applicable laws and customs. Before extending any such amenity, courtesy or entertainment opportunity to any public official, an employee must first be knowledgeable about all applicable laws and customs, or must consult with, or inquire about such laws and customs with the Company’s General Counsel or the General Counsel’s designee(s).Gifts of greater than nominal value to, or lavish entertainment of, public officials are prohibited. No gifts in the form of cash, stock or other similar consideration shall be given, regardless of amount. Any gift about which an employee is uncertain should not be made without the written approval of the Company’s General Counsel. Any expenses incurred by a Company employee in connection with the matters discussed herein shall be accurately recorded on the Company’s books and records.

C.            Business Hospitality

Business entertainment (including meals and transportation), gratuities and gifts, whether offered by Company employees or their immediate family members to third parties or extended to Company employees or their immediate family members by third parties, are permitted, provided the entertainment, meal or transportation is not lavish or excessive and the gift or gratuity given is of nominal value and does not consist of cash or cash equivalents (e.g., gift certificates). Neither should exceed the bounds of good taste or customary business standards in the community. Care should be exercised to ensure that any business entertainment or gift cannot reasonably be construed by the recipient as a bribe or improper inducement. The nature of the transactions should be such that their public disclosure would not be embarrassing to the Company or the recipient. All funds expended for business entertainment and gifts must be documented accurately and reflected in the books and records of the Company.

For more detailed information on these restrictions, reference is made to the Company’s Policy on Company-Paid Expenses for Business Visitors, which is available to employees on the Company’s Intranet website.

D.            Prohibited Payments

Bribery and Kickbacks

No employee of the Company shall directly or indirectly offer, give, solicit or accept any money, privilege, special benefit, gift or other item of value for the purpose of obtaining, retaining or directing business, or bestowing or receiving any kind of special or favored treatment for the Company. The Company does not permit or condone the use or receipt of bribes, kickbacks or any other illegal or improper payments in the transaction of its business. The use of any outside consultant, attorney, accountant, or agent in any manner or for any purpose that would be contrary to this prohibition is prohibited.

Business Dealings Outside the United States

The Foreign Corrupt Practices Act (the “FCPA”) prohibits a U.S. citizen from engaging in certain types of activities. In accordance with the provisions of the FCPA, no director, officer, employee or agent of the Company shall give, or offer to give, directly or indirectly, anything of value to any foreign official (including an official of any political party or candidate for any political office) for the purpose of (i) influencing any act or decision of the recipient in his official capacity; (ii) inducing the recipient to use his influence to affect any act or decision of any foreign government; or (iii) inducing the recipient to do or omit to do any act in violation of the lawful duty of such person. The FCPA provides that an individual may be fined up to $100,000 and imprisoned for up to five years for any violation of the FCPA. In addition, the Company is subject to substantial monetary penalties for violations of the FCPA by its employees or agents and is prohibited from directly or indirectly paying the monetary fines imposed on individual violators of the law. Modest gratuities and tips may be paid solely for the purpose of expediting or securing the performance of a routine action required to be taken by foreign governmental officials, representatives of customers or suppliers or other persons whose duties are essentially ministerial or clerical in nature. However, such payments may not be made if they are in violation of local law or in order to influence a foreign official or other person to make a decision that the individual is not required to make, such as any decision whether, or on what terms, to award new business to or to continue business with a particular party.

Political Activity

The Company’s General Counsel (and a designated government affairs officer) will manage, review and approve federal, state and local lobbying activities, political action programs, onsite political events, activities and visits from federal, state and local officials, and requests for consultant services involving state and local legislative lobbying.

No corporate funds or services shall be paid or furnished to nor any corporate assets used, including but not limited to the Company’s facilities, in connection with any political party or any candidate for, or incumbent in, any public office except as permitted by law and as approved by the Company’s General Counsel.

The prohibitions and limitations on political contributions outlined above relate only to the use of corporate funds, assets, facilities and services and are not intended to discourage employees from making personal contributions to candidates or political parties of their choice. Personal involvement in political activity is permitted as long as the activity does not interfere with or impair the performance of the employee’s duties for the Company. In addition, any employee who becomes involved with a political group must make it clear that his or her activities are being conducted purely in a personal capacity and not on behalf of or in connection with the Company.

Sales Representatives and Marketing Consultants

The Company has adopted specific policies relating to engagement of sales representatives or marketing consultants for international business, which are intended to facilitate compliance with applicable law, including the FCPA. Reference is made to the Company’s Policy on International Sales and Marketing Representatives which is available on the Company’s Intranet website.

IV.           EQUAL EMPLOYMENT OPPORTUNITY AND UNLAWFUL HARASSMENT

A.            Equal Employment Opportunity

The Company is committed to a policy of equal employment opportunity for applicants and employees. The Company does not discriminate against qualified applicants or employees on the basis of race, sex, pregnancy, citizenship, ancestry, national origin, religion, age, physical or mental disability, color, marital status, medical condition, sexual orientation or identity, veteran status or any other characteristic protected by state or federal law. Equal employment opportunity will be extended to all persons in all aspects of the employer-employee relationship, including recruitment, hiring, training, promotion, transfer, discipline, layoff and termination.

B.            Non-Harassment

The Company is committed to maintaining a work environment that is free of harassment. In keeping with this commitment, the Company will not tolerate harassment of its employees by anyone, including any supervisor, manager, co-worker, vendor, customer or contract labor. Harassment of any kind whether verbal, physical, or visual that is based upon a person’s status such as race, ancestry, national origin, religion, age, physical/mental disability, gender, sexual orientation or gender identity, is specifically prohibited.

C.            How to Access Company Policies

Specific policies of the Company regarding equal employment opportunity and anti-harassment, including how to file a complaint and the prohibition against retaliation of any kind are available to employees on the Company’s Intranet website.

V.            SAFETY OF THE WORKPLACE AND ENVIRONMENT PROTECTION

The Company requires each employee to perform his or her work in a safe manner so as not to cause harm to themselves or to others. The Company similarly insists that work conducted under its leadership or supervision be performed safely. Work performed individually or under Company leadership must also comply with applicable environmental standards and regulations.

Working or supervising work with hazardous equipment or materials, or under hazardous conditions, requires knowledge of and compliance with all applicable occupational safety and health standards, informational requirements and government regulations. Any employee having any questions about these standards, requirements or regulations should consult with his or her supervisor.

VI.           RELATIONSHIPS WITH COMPETITORS AND OTHER TRADE PRACTICES

A.            Relationships with Competitors

Employees of the Company must be aware that there are laws protecting and promoting competition, including laws protecting competitors’ proprietary and other sensitive information; such laws apply in many of the countries in which the Company does business. Company employees and consultants, especially any persons having direct contact with competitors, have a clear responsibility to know and obey these laws.

1.             Proprietary and Sensitive Information

The Company will not acquire another company’s trade secrets or other proprietary information by improper means, or permit the unauthorized use of a third party’s patents, copyrights or trademarks. The acquisition of trade secrets or other proprietary information by other than open, independent (e.g., “reverse engineering”) or owner-authorized means (e.g., teaming agreements or written releases from suppliers) may subject individuals and entities to criminal or civil liability. Additionally, means such as reverse engineering may be prohibited by contractual arrangements or may violate certain patent or other proprietary rights.

2.             Fair Competition

The Company will compete fairly for business, respecting the rights of other parties. This includes respect for the legitimate business relationships of competitors with the

Company’s prospective customers. If as a result of our wrongful act a customer breaches a contract or terminates a business relationship with a competitor, the Company and its employees may be liable for damages.

3.             Price Fixing

Any kind of joint action taken by two or more companies which directly or indirectly influences the price of the products or services they sell in competition with one another is price fixing. Such an agreement is illegal whether or not the parties have arrived at a specific price or even a range of prices.

4.             Customer Allocation, Dividing Territories, or Limiting Production

Any agreement between competitors not to compete by allocating customers or potential customers is illegal, whether the allocation is by territory, by specific customer or by customer classification. Agreements with competitors to limit production or avoid production innovation are also illegal.

If you have any questions regarding relationships with competitors or trade practices in general, you should consult with a member of the Company’s Legal Staff.

B.            Restrictive International Trade Practices

United States law prohibits U.S. corporations and their foreign operations from complying with restrictive trade practices, including boycotts, instituted by foreign countries against other countries or against U.S. organizations or persons. These laws require companies to report any such requests to the U.S. Government. To ensure compliance with United States and applicable foreign laws, employees must report promptly to management any request received for compliance with international restrictive trade practices.

VII.         EXPORT/IMPORT LAWS AND REGULATIONS

The Company is committed to full compliance with the export and import laws and regulations of the United States in order to protect the interests of national security and proprietary interests of the Company. The penalty for violation of those laws and regulations, whether intentional or inadvertent, can be civil and/or criminal and can range from fines, license denials, jail terms, suspension of export or import privileges and disciplinary action directed at employees, up to and including employment termination.

Guidelines applicable to all employees are provided in the Company’s Policy on Compliance with Export/Import Laws and Regulations. Also, the General Counsel of the Company has issued an export compliance directive, which provides more detailed guidance for each operating subsidiary and their employees. The Policy, and this directive are available on the Company’s Intranet website.

VIII.        CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The Company has developed and adopted this Code of Ethics applicable to its Chief Executive Officer and senior financial officers to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable laws, rules and regulations. As used herein, “senior financial officers” means the Company’s principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Company’s Chief Executive Officer and senior financial officers are also subject to the following specific policies (this Code of Ethics shall be deemed to constitute the code of ethics referred to in Item 406 of Regulation S-K promulgated by the SEC):

1.             The Chief Executive Officer and all senior financial officers shall at all times conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.             The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in (a) the reports and documents that the Company files with, or submits to, the SEC and (b) the Company’s other communications with the public, including both written and oral disclosures, statements and presentations. It shall be the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Company’s Board or Audit Committee any material information of which he or she may become aware that may render the disclosures made by the Company in its public filings or otherwise materially misleading, and to assist the Company’s Board and Audit Committee in fulfilling their responsibilities.

3.             The Chief Executive Officer and all senior financial officers shall not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified public accountant engaged in the performance of any audit or review of the financial statements of the Company that are required to be filed with the SEC if such person knew (or was unreasonable in not knowing) that such action could, if successful, result in rendering such financial statements materially misleading. For purposes of this Code of Ethics, actions that “could, if successful, result in rendering such financial statements materially misleading” include, but are not limited to, actions taken at any time with respect to the professional engagement period to fraudulently influence, coerce, manipulate, or mislead an auditor:

(a)           To issue a report on the Company’s financial statements that is not warranted in the circumstances (due to material violations of generally accepted accounting principles, generally accepted auditing standards or other applicable standards);

(b)           Not to perform audit, review or other procedures required by generally accepted auditing standards or other applicable professional standards;

(c)           Not to withdraw an issued report; or

(d)           Not to communicate matters to the Company’s Audit Committee.

4.             The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Company’s Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.             The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Company’s General Counsel or the Chief Executive Officer or, where he or she deems it appropriate, directly to the Company’s Board or Audit Committee, any information he or she may have concerning any violations of this Code of Ethics.

6.             The Company intends to prevent the occurrence of conduct not in compliance with this Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Allegations of non-compliance will be investigated whenever necessary and evaluated at the proper level(s). Those found to be in violation of this Code of Ethics are subject to appropriate disciplinary action, up to and including termination of employment. Criminal misconduct may be referred to the appropriate legal authorities for prosecution.